Exhibit 10.32
                  Joint Venture Agreement

     This Joint Venture Agreement ("Agreement") is made this 31st day of January, 1997 by and between Electric Media Co., Inc. ("EMC"), a Delaware corporation having its principal place of business at 601 13th Street, NW, Suite 500 North, Washington, D.C. and William "Luke" Stewart, residing at 1316 New Hampshire Avenue, N.W., #205, Washington, D.C., Stewart Worldwide Fusion Technologies Corporation ("SWFT"), a Nevada corporation, having its principal place of business at 2981 Bel Air Drive, Las Vegas, Nevada; Texas Information Development Commission, S.A. ("TIDC"), a Guatemalan S.A., having its principal place of business at 2a Calle 24-16 Zona 15, V.H.II, Guatemala City, Guatemala,
C. A.. William "Luke" Stewart, SWFT and TIDC shall be collectively referred to as "Stewart," and Stewart and EMC shall be collectively referred to as "the Parties."

     WHEREAS, the Parties intend to jointly pursue the development and exploitation of all technology developed by Stewart including but not limited to advanced subcarrier modulation technology for the provision of video, voice, and/or data communications over electric power lines and all other revenue producing forms of distribution or exploitation of such technology (the "Technology");
     WHEREAS EMC desires to license the Technology from Stewart for all commercial revenue producing purposes worldwide;

     WHEREAS, EMC desires to provide certain financing and management skills to the joint venture;

     WHEREAS, Stewart desires to provide know-how, trade secrets, trademarks, copyrights, patents, and other intellectual property related to the development and exploitation of the Technology; and

     WHEREAS, the Parties intend to conduct field tests of the Technology at the El Rancho Hotel in Las Vegas, and to commercialize the Technology worldwide, and in particular in Guatemala and with the World Bank.

     Therefore, for the consideration of the mutual covenants and promises herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the


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Parties agree as follows:

     18. Purpose: EMC and Stewart hereby form a joint venture (the "Venture"), the business of which shall be the development and the exploitation of the Technology. The Technology shall include all related know-how, trade secrets, trademarks, copyrights, patents, and other intellectual property, as recognized, granted, or protected by the laws of any country, whether such Technology is currently existing or developed during the course of the Venture.

     2. Disclosure to EMC Experts: No later than February 15, 1997, Stewart shall disclose the Technology to EMC's patent counsel and to experts as EMC may designate. The qualifications of such experts shall be disclosed to Stewart and such experts shall agree in advance to be bound by the terms of Section 11 regarding the nondisclosure of confidential information. If, as a result of such disclosure, EMC believes that the Technology is not technically feasible or commercially viable, EMC may terminate this Agreement by providing Stewart with written notice within ten (10) days of the disclosure. Provided that there has been no misrepresentation of any representation or warranty set forth herein by Stewart, all funds advanced by EMC to Stewart as of the date of termination shall be retained by Stewart as liquidated damages and EMC shall have no further obligation to Stewart.

     3. Scope: The Parties intend that the scope of the Venture shall include the following activities:
         (a)  Field Test:
              (i) A demonstration of the Technology shall be conducted at the El Rancho Hotel, Las Vegas, Nevada, beginning no


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later than March 15, 1997, pursuant to Attachment B (Field Test Agenda). Stewart shall secure such equipment reasonably necessary for the conduct of the Field Test, subject to a maximum expenditure of $1,500,000, the payment which shall be in the form of a guarantee by LVEN, and shall ensure that such equipment shall be returnable to the vendor for a full refund, less fees not to exceed ten percent (10%), if the equipment does not work as expected by EMC. At all times during such period of guarantee, LVEN shall maintain a minimum of One Million Five Hundred Thousand Dollars ($1,500,000.00) in cash.
              (ii)  Stewart  shall  be  solely  responsible  for  obtaining  all necessary government approvals and licenses (including any licenses required by the Federal Communications Commission and the state of Nevada), obtaining all necessary rights-of-way, and satisfying all interconnection requirements. In connection with such approvals and licenses, EMC shall provide Stewart with any reasonable and necessary information, as requested in writing, so that Stewart may accomplish the above.
              (iii) Prior to the commencement of the Field Test and in any event no later than February 15, 1997, Stewart shall supply the Venture with an opinion of qualified legal counsel that all such government approvals, licenses, and rights-of-way have been obtained and all interconnection requirements satisfied. The purpose of the Field Test is to verify the technical feasibility of the Technology in a non-laboratory, real-world setting. Success of the Field Test will be determined at EMC's sole discretion, with consideration of compliance with mutually agreeable engineering standards. If the Technology fails to perform, EMC shall have the option of terminating this Agreement by providing Stewart with written notice within 10 days of the conclusion of the
Field  Test.  Provided  that  there  has  been  no   misrepresentation   of  any
representation or warranty set forth herein by Stewart, all funds advanced by EMC to Stewart as of the date of termination shall be retained by Stewart as liquidated damages and EMC shall have no further funding obligation to Stewart. If there has been a misrepresentation of any representation or warranty set forth herein by Stewart, EMC shall be entitled to terminate the Venture, to receive reimbursement of all amounts expended in connection with the project, including but not limited to all funds advanced to Stewart, as of the date of termination, and to pursue all other claims which it may have available to it.

         (b) Guatemalan Deployment: If the Field Test is successful or the Venture is otherwise not terminated by EMC, the Parties shall use their best efforts to jointly cooperate in the deployment of the Technology in Guatemala, except that Stewart shall be solely responsible for (i) obtaining all necessary government approvals, licenses and rights-of-way (including but not limited to receiving full use of dedicated parts of the frequency spectrum and exclusive use of the Guatemalan power grid); (ii) satisfying all interconnection requirements (including but not limited to a telephone interconnection agreement with Comsat); and (iii) securing insurance or reinsurance covering the Venture from


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"all risks and losses"  (including  but not limited to work  stoppage due to any cause without exception or force majeure, and for reimbursement of expenses and lost profits). Prior to the commencement of providing service in Guatemala, Stewart shall supply the Venture with an opinion of qualified legal counsel that all such government approvals, licenses, rights-of-way and insurance have been obtained and all interconnection requirements satisfied. In addition, Stewart shall modify the equipment and software as necessary to permit the Technology to operate in Guatemala. During the existence of the Venture, Stewart shall not deploy or exploit the Technology in Guatemala without EMC.

         (c) World Bank Deployment: If the Field Test is successful or the Venture is otherwise not terminated by EMC, the Parties shall use their best efforts to jointly cooperate in the deployment of the Technology at the World Bank in Washington, D.C., or other locations as may be specified by the World Bank, except that Stewart shall be solely responsible for obtaining all necessary government approvals and licenses, obtaining all necessary rights-of-way, satisfying all interconnection requirements and securing insurance or reinsurance covering the Venture from "all risks and losses," including but not limited to work stoppage due to any cause without exception or force majeure, and for reimbursement of expenses and lost profits. Prior to the commencement of providing service to the World Bank, Stewart shall supply the Venture with an opinion of qualified legal counsel that all such government approvals, licenses, rights-of-way and insurance have been obtained and all interconnection requirements satisfied. In addition, Stewart shall modify the equipment and software as necessary to permit the Technology to operate as required by the World Bank. During the existence of the Venture, Stewart shall not deploy or exploit the Technology with the World Bank without EMC.

         (d) Other Deployment: The Venture shall have the exclusive right to develop and exploit the Technology in all other markets. Prior to the commencement of providing service in any other location, Stewart shall supply the Venture with an opinion of qualified legal counsel that all government approvals, licenses, rights-of-way and insurance have been obtained, and all interconnection requirements satisfied. During the existence of the Venture, Stewart shall not deploy or exploit the Technology anywhere in the world without EMC. Further, prior to the commencement of any other commercial activity, EMC shall solicit Stewart's input.

     4. Financing: EMC shall provide financing in accordance with the terms set forth in Attachment A.

     5. Compensation: Subject to the compensation due Stewart pursuant to Attachment A hereto, after the Venture's expenses (including but not limited to all business expenses, the cost of manufacturing and deployment of equipment, taxes, and government licensing fees), net profits shall be divided as follows:


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         (a) all capital contributions of EMC shall be repaid, at
an annual rate of interest of 6%; and
         (b) after all capital contributions of EMC have been repaid pursuant to Section 5(a) hereof, all further net profits shall be divided as follows: 80% to EMC, 20% to Stewart.
     6. Management of Venture: EMC shall provide the day-to-day management of the Venture's business, which may be delegated or assigned to a professional management company as EMC may deem fit. EMC shall use its best efforts to assist Stewart in fulfilling its obligations of the Venture. EMC shall also have control over the finances of the Venture, including but not limited to making loan arrangements, and over strategic decisions affecting the Venture.

     7. Licensing of Technology: The Technology shall hereby be licensed by Stewart to the Venture on a royalty-free, exclusive, worldwide basis. Upon termination of the Venture, EMC shall retain a royalty-free, exclusive, worldwide license to exploit the Technology.

     8.  Representations and Warranties:
         (a) EMC: EMC represents and warrants that: 1) it is a corporation duly organized, existing, and in good standing under the laws of Delaware; and 2) it is authorized and empowered to perform each and all of its obligations as set forth in this Agreement.
         (b) Stewart: Stewart represents and warrants that: 1) all entities which have any control or proprietary interest in the Technology are Parties to this Agreement, and are duly organized, existing, and in good standing under all applicable laws; 2) Stewart is authorized and empowered to perform each and all of its obligations as set forth in this Agreement; 3) Stewart owns all right, title and interest in and to the Technology for all purposes contemplated in this Agreement, and such rights are not subject to any third party claims; 4) the Technology as it currently exists does not and as it is developed will not violate the intellectual property rights, including but not limited to patent, copyright, trade secret and trademark rights, of any other person or entity; and
5) the Technology is not designed to and will not be designed to operate in violation of any applicable law.
         (c) Mutual Covenants: Each Party represents and warrants to the other that: 1) it is not currently involved in, and has not been threatened with, any litigation, government enforcement, or other action that would materially affect its ability to perform its obligations under this Agreement; and 2) performance of its obligations under this Agreement will not result in the violation of any law or private agreement that would materially affect its ability to perform.

     9. Indemnification: Each Party indemnifies the other and agrees to hold it harmless from and against any claim, damage, loss, or liability (including reasonable attorneys' fees) resulting from the breach of any of its obligations, warranties, or representations under this Agreement.

     10. Resolution of Disputes: The Parties agree to submit any disputes arising under this Agreement to arbitration under the rules of the American Arbitration Association in the State of Nevada, City of Las Vegas.

     11. Confidentiality: Stewart agrees to disclose the Technology to the Venture, which the Venture shall maintain as a confidential and very valuable business asset. Except as provided for in Section 2, the Technology shall not be disclosed by either Party to third persons unless (i) the Parties agree that such disclosure is necessary to effectuate the purposes of the Venture, (ii) the information disclosed is already in the pubic domain, or (iii) such disclosure is required by law. Any third persons to whom such disclosure is made shall be required to execute an appropriate confidentiality agreement. The obligations of confidentiality shall survive termination of this Agreement.

     12. Term: The initial term of this Agreement shall be 25 years. The Agreement may be renewed for successive 25 year terms at the election of EMC.

     13. Termination: The Venture shall be dissolved upon the first of the following to occur:
         (a)  the mutual agreement of the Parties;
         (b) the Agreement is terminated pursuant to Section 2 hereof;
         (c) the Agreement is terminated pursuant to Section 3(a) hereof;
         (d) the Agreement is terminated pursuant to Section 12 hereof; or
         (e) a Party commits a material breach or default of its obligations under this Agreement, such breach or default is not cured within 30 days of written notice thereof by the other Party, and the other Party thereafter provides written notice that the Venture will terminate in 30 days. Upon the third such breach or default, the other Party may terminate the Agreement upon 30 days written notice, without providing for a cure period. If, at the time of termination, there is any revenue from on-going business, such funds shall be distributed according to the formula set forth herein and so shall survive such termination.

     14. Notice: All notices under this Agreement shall be deemed received on the day sent if delivered by facsimile, by the next business day if delivered by overnight courier, and by five days following the date of mailing if delivered by U.S. first class mail. All notices are to be sent to the following, as the Parties may from time to time modify by written notice:

         If to EMC:
         Arnold P. Lutzker, Esq.
         Fish & Richardson, P.C.
         601 13th Street, N.W.
         Washington, D.C. 20005
         Phone: 310-551-0011

         Fax  : 310-551-1942


         If to Stewart:
         William Luke Stewart
         1316 New Hampshire Avenue, N.W.
         Washington, D.C.
         Phone: _________________
         Fax  : _________________

     15. Further Agreements: The Parties acknowledge that this Agreement constitutes the initial understanding between them. They are all committed to working diligently, with their respective counsel, towards the preparation and execution of such further formal understandings to which they shall agree. Until such time as these further understandings are formalized and executed, this Agreement and the terms and conditions hereof shall be binding and in full force and effect.

     16. Miscellaneous:
         (a) Severability: If any provision of this Agreement is adjudged by a court or other governmental body of competent jurisdiction unenforceable or invalid, the remainder of this Agreement shall continue in full force and effect to the greatest extent permitted by law.
         (b) Governing Law: This Agreement shall be governed by the laws of the State of Nevada, without regard to conflicts of laws principles.
         (c) No Waiver: Failure by a Party to demand performance of any obligation of the other Party shall not be deemed a waiver of such non-performance.
         (d) Force Majeure: Failure of a Party to perform any of the obligations required of it under this Agreement shall not constitute a breach or default of this Agreement if such failure was caused by an event not within the control of the Party, including any acts of God, fire, earthquake, strike or other labor dispute, riot, war, or terrorist act.
         (e) Amendment: This Agreement may be amended only by a writing executed by both Parties.
         (f) Entire Agreement: This Agreement constitutes the entire understanding of the Parties and any and all prior agreements, understandings, or representations are hereby terminated.
         (g) Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date written above.

ELECTRIC MEDIA COMPANY, INC.        WILLIAM "LUKE" STEWART

By:  ____________________           By:  ____________________




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Title:  _________________           Title:  _________________


                                    STEWART WORLDWIDE FUSION
                                    TECHNOLOGIES CORPORATION


                                    By:  ____________________


                                    Title:  _________________



                                    TEXAS INFORMATION
                                    DEVELOPMENT COMMISSION,
                                    S.A.


                                    By:  ____________________

                                    Title:  _________________


67840.w11

                       ATTACHMENT A


          FINANCING AND COMPENSATION DUE STEWART



I.  FINANCING FOR THE FIELD TEST

     The Parties hereby acknowledge that EMC has provided or will provide the Venture or Parties hereto with $760,000, either partly or fully in cash or as a line of credit, in order to complete the Field Test of the Technology, as follows:

     (a) December 1, 1996-January 28, 1997:

         Travel            :  $140,000 cash advance to Stewart
         Private Air       :  $80,000
         Equipment         :  $15,000
         Legal             :  $25,000

     (b) January 28, 1997    :  $150,000 for the Operating Budget
(set forth below and incorporated herein). The cost items set forth in the Operating Budget are acceptable to EMC and approved by it.

     (c) February 15, 1997 : Up to $150,000. Prior to the disbursal of any portion of these funds, Stewart shall provide EMC with invoices which to EMC's satisfaction adequately evidence the expenditure of amounts for approved
budgetary  items,  not  to  exceed  $100,000.  If  the  documentation   supports
expenditures less than $100,000, Stewart may carry the balance to $150,000 forward to the next payment period.

     (d) March 6, 1997 : Up to $100,000. Prior to the disbursal of any portion of these funds, Stewart shall provide EMC with invoices which to EMC's satisfaction adequately evidence the expenditure of amounts for approved
budgetary  items,  not  to  exceed  $100,000.  If  the  documentation   supports
expenditures less than $100,000, Stewart may carry the balance to $100,000 forward to the next payment period.

     (e) March 15, 1997 : Up to $150,000. Prior to the disbursal of any portion of these funds, Stewart shall provide EMC with invoices which to EMC's satisfaction adequately evidence the expenditure of amounts for approved budgetary items, not to exceed $150,000.

II.  FINANCING AND COMPENSATION DUE STEWART AFTER SUCCESSFUL
     COMPLETION OF THE FIELD TEST

     Upon EMC's acknowledgement of the successful completion of the Field Test under the terms of Section 3(a) above:

     (a) EMC shall arrange for financing to purchase up to $1,500,000 for equipment for the El Rancho Demonstration. All equipment shall be financed on an actual cost basis without any markup;

     (b) Stewart shall receive from EMC 500,000 shares of restricted common stock in Las Vegas Entertainment Network ("LVEN"); and

     (c) Stewart shall receive $300,000 per month as an advance against Stewart's share of future Venture net profits, such advance to be payable on the fifteenth day of each month and used for accountable developmental expenses as invoiced in a form acceptable to EMC for or by third party vendors, beginning with the first full month upon the successful completion of the Field Test. EMC shall not be obligated to make any monthly payment until it has acknowledged satisfactory completion of the Field Test. All advances to Stewart, together with interest on such advances compounded at the rate of six percent (6%) per annum, shall be recouped by EMC out of Stewart's share of Venture net profits under Section 5(b) hereof. The amount of net profits due Stewart shall be deposited directly by the Venture to EMC's account, until all such advances, plus accrued interest shall have been repaid. Once Stewart's account is in equilibrium (that is, advances equal earned net profits, plus interest), EMC shall distribute to Stewart on a quarterly basis a draw based on its share of net profits.

     (d) In addition to the shares of EMC set forth in II (b), Stewart shall receive 500,000 shares of restricted common stock in LVEN for each $10,000,000 of LVEN net revenue (after expenses and taxes) generated by LVEN's manufacture and sale of equipment utilizing the Technology (the "Device") and by LVEN's distributed share of equity of EMC's net profits as defined by generally accepted principles of accounting consistently applied; provided, however, that Stewart's total of restricted common stock of LVEN generated by net revenues shall not exceed Five Million Five Hundred Thousand (5,500,000) shares. All LVEN shares issued to Stewart shall be subject to and reduced by any reverse split or other reclassification of LVEN stock and shall be registered in any public offering as agreed to by the parties and by the participating underwriters.

     (e) In addition to the shares of LVEN, as a bonus, Stewart shall receive $6.50 per installed device, which is operating and revenue producing to EMC.

     (f) Stewart shall also be entitled to receive a bonus of one percent (1%) of such revenue which EMC actually receives as a result of new commercial revenue producing contracts provided by Stewart.

                     OPERATING BUDGET

Scientific/Engineer Group, includes
special housing  costs, fees, local
transportation, etc.                                $90,000

Security, vehicles, project administration and
development for above                                 $55,000

Logistics and support, including lobby and
geographic support and attendant administration       $35,000

Consultant fees for above                             $20,000

G & A, temporary and permanent clerical and support staffing, project overnight, purchasing, management, information system (MIS) and information services $100,000

                       ATTACHMENT B

                     FIELD TEST AGENDA

     The "El Rancho" Field Test Agenda shall include as its primary, but not exclusive, purpose, the creation of a live, real-time test using the same equipment and methods, which will be used in Guatemala to demonstrate the capability of the El Rancho's and the surrounding ten hotels' power grids to deliver by means of such power grids the following:

         1.  A  minimum  of  twelve  (12)   distinct   Devices,   receiving  and
retransmitting video signals on twelve (12) distinct video channels (video signals to be supplied by EMC VHS tape);

         2. All channels delivered by the local Las Vegas cable system on a subdivided thirteenth (13th) channel; for purposes of this Agenda, the number of cable channels is estimated to be fifty-two (52);

         3. A telephony demonstration, whereby the Devices can place telephone calls to each other and to any other telephone number worldwide.

     The only connections required by the Devices shall be to any A/C outlet within the El Rancho Hotel or surrounding ten hotels.

     This Agenda constitutes an initial draft statement of the purposes of the Field Test and may be modified or added to by EMC, with Stewart's reasonable acceptance, by sending written notice to Stewart at any time hereafter, but in no event less than five (5) days prior to the start of the El Rancho Field Test.


67840.w11
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